Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Fastenal Company:

We consent to the incorporation by reference in the registration statement on Form S-8 (no. 333-XXXXXX) of Fastenal Company and subsidiaries of our reports dated February 20, 2009, with respect to the consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Fastenal Company.

/s/ KPMG LLP
Minneapolis, Minnesota
October 22, 2009